FS Investment Corporation III 8-K

EXHIBIT 10.4

Execution Version

Master Repurchase
Agreement

September 1996 Version

Dated as of	June 18, 2015

Between:	Goldman Sachs Bank USA	(“Party A”)

and	Society Hill Funding LLC	(“Party B”)

1.	Applicability

From time to time the parties hereto may enter into transactions in which one party (“Seller”) agrees to transfer to the other (“Buyer”) securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto and in any other annexes identified herein or therein as applicable hereunder.

2.	Definitions

(a)	“Act of Insolvency”, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due;

(b)	“Additional Purchased Securities”, Securities provided by Seller to Buyer pursuant to Paragraph 4 (a) hereof,

(c)	“Buyer’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(d)	“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Seller’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction;

Society Hill Funding LLC

(e)	“Confirmation”, the meaning specified in Paragraph 3(b) hereof;

(f)	“Income”, with respect to any Security at any time, any principal thereof and all interest, dividends or other distributions thereon;

(g)	“Margin Deficit”, the meaning specified in Paragraph 4(a) hereof;

(h)	“Margin Excess”, the meaning specified in Paragraph 4(b) hereof;

(i)	“Margin Notice Deadline”, the time agreed to by the parties in the relevant Confirmation, Annex I hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of margin maintenance obligations as provided in Paragraph 4 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice);

(j)	“Market Value”, with respect to any Securities as of any date, the price for such Securities on such date obtained from a generally recognized source agreed to by the parties or the most recent closing bid quotation from such a source, plus accrued Income to the extent not included therein (other than any Income credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) as of such date (unless contrary to market practice for such Securities);

(k)	“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction);

(1)	“Pricing Rate”, the per annum percentage rate for determination of the Price Differential;

(m)	“Prime Rate”, the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates);

(n)	“Purchase Date”, the date on which Purchased Securities are to be transferred by Seller to Buyer;

(o)	“Purchase Price”, (i) on the Purchase Date, the price at which Purchased Securities are transferred by Seller to Buyer, and (ii) thereafter, except where Buyer and Seller agree otherwise, such price increased by the amount of any cash transferred by Buyer to Seller pursuant to Paragraph 4(b) hereof and decreased by the amount of any cash transferred by Seller to Buyer pursuant to Paragraph 4(a) hereof or applied to reduce Seller’s obligations under clause (ii) of Paragraph 5 hereof;

2 September 1996 Master Repurchase Agreement	Society Hill Funding LLC

(p)	“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof. The term “Purchased Securities” with respect to any Transaction at any time also shall include Additional Purchased Securities delivered pursuant to Paragraph 4(a) hereof and shall exclude Securities returned pursuant to Paragraph 4(b) hereof;

(q)	“Repurchase Date”, the date on which Seller is to repurchase the Purchased Securities from Buyer, including any date determined by application of the provisions of Paragraph 3(c) or 11 hereof;

(r)	“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination;

(s)	“Seller’s Margin Amount”, with respect to any Transaction as of any date, the amount obtained by application of the Seller’s Margin Percentage to the Repurchase Price for such Transaction as of such date;

(t)	“Seller’s Margin Percentage”, with respect to any Transaction as of any date, a percentage (which may be equal to the Buyer’s Margin Percentage) agreed to by Buyer and Seller or, in the absence of any such agreement, the percentage obtained by dividing the Market Value of the Purchased Securities on the Purchase Date by the Purchase Price on the Purchase Date for such Transaction.

3.	Initiation; Confirmation; Termination

(a)	An agreement to enter into a Transaction may be made orally or in writing at the initiation of either Buyer or Seller. On the Purchase Date for the Transaction, the Purchased Securities shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(b)	Upon agreeing to enter into a Transaction hereunder, Buyer or Seller (or both), as shall be agreed, shall promptly deliver to the other party a written confirmation of each Transaction (a “Confirmation”). The Confirmation shall describe the Purchased Securities (including CUSIP number, if any), identify Buyer and Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, unless the Transaction is to be terminable on demand, (iv) the Pricing Rate or Repurchase Price applicable to the Transaction, and (v) any additional terms or conditions of the Transaction not inconsistent with this Agreement. The Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, this Agreement shall prevail.

(c)	In the case of Transactions terminable upon demand, such demand shall be made by Buyer or Seller, no later than such time as is customary in accordance with market practice, by telephone or otherwise on or prior to the business day on which such termination will be effective. On the date specified in such demand, or on the date fixed for termination in the case of Transactions having a fixed term, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Paragraph 5 hereof) against the transfer of the Repurchase Price to an account of Buyer.

3 September 1996 Master Repurchase Agreement	Society Hill Funding LLC

4.	Margin Maintenance

(a)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Buyer is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to Seller require Seller in such Transactions, at Seller’s option, to transfer to Buyer cash or additional Securities reasonably acceptable to Buyer (“Additional Purchased Securities”), so that the cash and aggregate Market Value of the Purchased Securities, including any such Additional Purchased Securities, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (decreased by the amount of any Margin Deficit as of such date arising from any Transactions in which such Buyer is acting as Seller).

(b)	If at any time the aggregate Market Value of all Purchased Securities subject to all Transactions in which a particular party hereto is acting as Seller exceeds the aggregate Seller’s Margin Amount for all such Transactions at such time (a “Margin Excess”), then Seller may by notice to Buyer require Buyer in such Transactions, at Buyer’s option, to transfer cash or Purchased Securities to Seller, so that the aggregate Market Value of the Purchased Securities, after deduction of any such cash or any Purchased Securities so transferred, will thereupon not exceed such aggregate Seller’s Margin Amount (increased by the amount of any Margin Excess as of such date arising from any Transactions in which such Seller is acting as Buyer).

(c)	If any notice is given by Buyer or Seller under subparagraph (a) or (b) of this Paragraph at or before the Margin Notice Deadline on any business day, the party receiving such notice shall transfer cash or Additional Purchased Securities as provided in such subparagraph no later than the close of business in the relevant market on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such cash or Securities no later than the close of business in the relevant market on the next business day following such notice.

(d)	Any cash transferred pursuant to this Paragraph shall be attributed to such Transactions as shall be agreed upon by Buyer and Seller.

(e)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer or Seller (or both) under subparagraphs (a) and (b) of this Paragraph may be exercised only where a Margin Deficit or Margin Excess, as the case may be, exceeds a specified dollar amount or a specified percentage of the Repurchase Prices for such Transactions (which amount or percentage shall be agreed to by Buyer and Seller prior to entering into any such Transactions).

(f)	Seller and Buyer may agree, with respect to any or all Transactions hereunder, that the respective rights of Buyer and Seller under subparagraphs (a) and (b) of this Paragraph to require the elimination of a Margin Deficit or a Margin Excess, as the case may be, may be exercised whenever such a Margin Deficit or Margin Excess exists with respect to any single Transaction hereunder (calculated without regard to any other Transaction outstanding under this Agreement).

4 September 1996 Master Repurchase Agreement	Society Hill Funding LLC

5.	Income Payments

Seller shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Securities that is not otherwise received by Seller, to the full extent it would be so entitled if the Securities had not been sold to Buyer. Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its discretion), on the date such Income is paid or distributed either (i) transfer to or credit to the account of Seller such Income with respect to any Purchased Securities subject to such Transaction or (ii) with respect to Income paid in cash, apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Purchased Securities sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Seller has occurred and is then continuing at the time such Income is paid or distributed.

6.	Security Interest

Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under each such Transaction, and shall be deemed to have granted to Buyer a security interest in, all of the Purchased Securities with respect to all Transactions hereunder and all Income thereon and other proceeds thereof.

7.	Payment and Transfer

Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds. All Securities transferred by one party hereto to the other party (i) shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the party receiving possession may reasonably request, (ii) shall be transferred on the book-entry system of a Federal Reserve Bank, or (iii) shall be transferred by any other method mutually acceptable to Seller and Buyer.

8.	Segregation of Purchased Securities

To the extent required by applicable law, all Purchased Securities in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Securities shall pass to Buyer on the Purchase Date and, unless otherwise agreed by Buyer and Seller, nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging or hypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Securities to Seller pursuant to Paragraph 3, 4 or 11 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Paragraph 5 hereof.

5 September 1996 Master Repurchase Agreement	Society Hill Funding LLC

Required Disclosure for Transactions in Which the Seller Retains Custody of the Purchased Securities
 Seller is not permitted to substitute other securities for those subject to this Agreement and therefore must keep Buyer’s securities segregated at all times unless in this Agreement Buyer grants Seller the right to substitute other securities. If Buyer grants the right to substitute, this means that Buyer’s securities will likely be commingled with Seller’s own securities during the trading day. Buyer is advised that during any trading day that Buyer’s securities are commingled with Seller’s securities, they [will]* [may]** be subject to liens granted by Seller to [its clearing bank]* [third parties] ** and may be used by Seller for deliveries on other securities transactions. Whenever the securities are commingled, Seller’s ability to resegregate substitute securities for Buyer will be subject to Seller’s ability to satisfy [the clearing] * [any]** lien or to obtain substitute securities.

* Language to be used under 17 C.F.R, §403.4 (e) if Seller is a government securities broker or dealer other than a financial institution.

** Language to be used under 17 C.F.R. §403.5 (d) if Seller is a financial institution.

9.	Substitution
(a)	Seller may, subject to agreement with and acceptance by Buyer, substitute other Securities for any Purchased Securities. Such substitution shall be made by transfer to Buyer of such other Securities and transfer to Seller of such Purchased Securities. After substitution, the substituted Securities shall be deemed to be Purchased Securities.

(b)	In Transactions in which Seller retains custody of Purchased Securities, the parties expressly agree that Buyer shall be deemed, for purposes of subparagraph (a) of this Paragraph, to have agreed to and accepted in this Agreement substitution by Seller of other Securities for Purchased Securities; provided, however, that such other Securities shall have a Market Value at least equal to the Market Value of the Purchased Securities for which they are substituted.

10.	Representations

Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance, charter, bylaw or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

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11.	Events of Default

In the event that (i) Seller fails to transfer or Buyer fails to purchase Purchased Securities upon the applicable Purchase Date, (ii) Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date, (iii) Seller or Buyer fails to comply with Paragraph 4 hereof, (iv) Buyer fails, after one business day’s notice, to comply with Paragraph 5 hereof, (v) an Act of Insolvency occurs with respect to Seller or Buyer, (vi) any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or (vii) Seller or Buyer shall admit to the other its inability to, or its intention not to, perform any of its obligations hereunder (each an “Event of Default”):

(a)	The nondefaulting party may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall (except upon the occurrence of an Act of Insolvency) give notice to the defaulting party of the exercise of such option as promptly as practicable.

(b)	In all Transactions in which the defaulting party is acting as Seller, if the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, (i) the defaulting party’s obligations in such Transactions to repurchase all Purchased Securities, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Paragraph, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the nondefaulting party and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder, and (iii) the defaulting party shall immediately deliver to the nondefaulting party any Purchased Securities subject to such Transactions then in the defaulting party’s possession or control.

(c)	In all Transactions in which the defaulting party is acting as Buyer, upon tender by the nondefaulting party of payment of the aggregate Repurchase Prices for all such Transactions, all right, title and interest in and entitlement to all Purchased Securities subject to such Transactions shall be deemed transferred to the nondefaulting party, and the defaulting party shall deliver all such Purchased Securities to the nondefaulting party.

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(d)	If the nondefaulting party exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Paragraph, the nondefaulting party, without prior notice to the defaulting party, may:

(i)	as to Transactions in which the defaulting party is acting as Seller, (A) immediately sell, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, any or all Purchased Securities subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give the defaulting party credit for such Purchased Securities in an amount equal to the price therefor on such date, obtained from a generally recognized source or the most recent closing bid quotation from such a source, against the aggregate unpaid Repurchase Prices and any other amounts owing by the defaulting party hereunder; and

(ii)	as to Transactions in which the defaulting party is acting as Buyer, (A) immediately purchase, in a recognized market (or otherwise in a commercially reasonable manner) at such price or prices as the nondefaulting party may reasonably deem satisfactory, securities (“Replacement Securities”) of the same class and amount as any Purchased Securities that are not delivered by the defaulting party to the nondefaulting party as required hereunder or (B) in its sole discretion elect, in lieu of purchasing Replacement Securities, to be deemed to have purchased Replacement Securities at the price therefor on such date, obtained from a generally recognized source or the most recent closing offer quotation from such a source.

Unless otherwise provided in Annex I, the parties acknowledge and agree that (1) the Securities subject to any Transaction hereunder are instruments traded in a recognized market, (2) in the absence of a generally recognized source for prices or bid or offer quotations for any Security, the nondefaulting party may establish the source therefor in its sole discretion and (3) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Securities).

(e)	As to Transactions in which the defaulting party is acting as Buyer, the defaulting party shall be liable to the nondefaulting party for any excess of the price paid (or deemed paid) by the nondefaulting party for Replacement Securities over the Repurchase Price for the Purchased Securities replaced thereby and for any amounts payable by the defaulting party under Paragraph 5 hereof or otherwise hereunder.

(f)	For purposes of this Paragraph 11, the Repurchase Price for each Transaction hereunder in respect of which the defaulting party is acting as Buyer shall not increase above the amount of such Repurchase Price for such Transaction determined as of the date of the exercise or deemed exercise by the nondefaulting party of the option referred to in subparagraph (a) of this Paragraph.

(g)	The defaulting party shall be liable to the nondefaulting party for (i) the amount of all reasonable legal or other expenses incurred by the nondefaulting party in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

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(h)	To the extent permitted by applicable law, the defaulting party shall be liable to the nondefaulting party for interest on any amounts owing by the defaulting party hereunder, from the date the defaulting party becomes liable for such amounts hereunder until such amounts are (i) paid in full by the defaulting party or (ii) satisfied in full by the exercise of the nondefaulting party’s rights hereunder. Interest on any sum payable by the defaulting party to the nondefaulting party under this Paragraph 11(h) shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Prime Rate.

(i)	The nondefaulting party shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

12.	Single Agreement

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

13.	Notices and Other Communications

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, telegraph, messenger or otherwise to the address specified in Annex II hereto, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

14.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

9 September 1996 Master Repurchase Agreement	Society Hill Funding LLC

15.	Non-assignability; Termination

(a)	The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement may be terminated by either party upon giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(b)	Subparagraph (a) of this Paragraph 15 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Paragraph 11 hereof.

16.	Governing Law

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

17.	No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here-from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

18.	Use of Employee Plan Assets

(a)	If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)	Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)	By entering into a Transaction pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

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19.	Intent

(a)	The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)	It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)	The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)	It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

20.	Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

(a)	in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

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(b)	in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)	in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

GOLDMAN SACHS BANK USA		SOCIETY HILL FUNDING LLC

By:	/s/ Meera Bhutta	By:	/s/ Gerald F. Stahlecker
Title:	Managing Director	Name:	Gerald F. Stahlecker
Date:	6/18/15	Title:	Executive Vice President
		Date:	6/18/15

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Annex I

Supplemental Terms and Conditions

This Annex I forms a part of the Master Repurchase Agreement dated as of June 18, 2015 (the “Agreement”) between Goldman Sachs Bank USA (“Party A” or “Buyer”) and Society Hill Funding LLC (“Party B” or “Seller”). Capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement.

1.	Other Applicable Annexes. In addition to this Annex I the following Annexes and any Schedules thereto shall form a part of this Agreement and shall be applicable thereunder:

Applicable if checked and initialed below:

		Party A	Party B
Annex II (Names and Addresses)	[X]
Annex III (International Transactions)	[ ]
Annex IV (Party Acting as Agent)	[ ]
Annex VII (Transactions Involving Registered Investment Companies)	[ ]
Annex VIII (Transactions in Equity Securities)	[ ]
Annex IX (Transactions Involving Certain Japanese Financial Institutions)	[ ]
Annex XI (Tri-Party Transactions)	[ ]

2.	Confirmations; Etc.

Confirmations in accordance with Paragraph 3(b) of the Agreement are in all cases to be furnished by Party A. Notwithstanding anything set forth in Paragraph 3(b) of the Agreement to the contrary, to the extent of any conflict between the terms of this Agreement (including, without limitation, each annex thereto) and the letter agreement between Buyer and Seller dated as of June 18, 2015 (together with the annexes thereto and as amended and supplemented from time to time, the “Master Confirmation”), the terms set forth in the Master Confirmation shall prevail. Each Transaction governed by the Agreement shall be a Transaction that has been entered into pursuant to the terms of the Master Confirmation, and no other Transactions shall be entered into hereunder.

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3.	Definitions.

(a)	Paragraph 2 of the Agreement shall be amended by:

(i)	in clause (iv) of the definition of “Act of Insolvency” in Paragraph 2(a), inserting the words “an Authorized Representative of” immediately after the words “admission in writing by”;

(ii)	deleting the definition of “Buyer’s Margin Percentage” in its entirety and replacing it with the following:

“Buyer’s Margin Percentage”, with respect to any Transaction as of any date, 166.6666666667%;

(iii)	deleting the definition of “Income” in its entirety and replacing it with the following:

“Income”, with respect to any Security at any time, all interest or other distributions thereon excluding Cash Principal Payments;

(iv)	deleting the definition of “Margin Notice Deadline” in its entirety and replacing it with the following:

“Margin Notice Deadline”, 10:00 A.M. New York time;

(v)	deleting the definition of “Market Value” in its entirety and replacing it with the following:

“Market Value”, the meaning assigned to such term in the Master Confirmation;

(vi)	deleting the definition of “Pricing Rate” in its entirety and replacing it with the following:

“Pricing Rate”, the per annum percentage rate for determination of the Financing Fee Payments;

(vii)	deleting the definition of “Purchased Securities” in its entirety and replacing it with the following:

“Purchased Securities”, the Securities transferred by Seller to Buyer in a Transaction hereunder, and any Securities substituted therefor in accordance with Paragraph 9 hereof;

(viii)	deleting the definition of “Repurchase Price” in its entirety and replacing it with the following:

“Repurchase Price”, the price at which Purchased Securities are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of (i) the Purchase Price for such Transaction plus (ii) the ratable share of the accrued and unpaid Financing Fee Payments allocated to such Transaction by the Calculation Agent for such Transaction, as of the date of such determination, minus (iii) the aggregate Repurchase Price Reduction Amount for such Transaction, as of the date of such determination and any other amounts applied to reduce the Purchase Price in accordance with this Agreement;

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(ix)	deleting the definition of “Seller’s Margin Amount” in its entirety.

(x)	deleting the definition of “Seller’s Margin Percentage” in its entirety.

(b)	Paragraph 2 of the Agreement shall be amended by the addition of the following definitions:

(u)	“Affiliate”, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person;

(v)	“Authorized Representative”, President, Executive Vice President, Vice President or Chief Financial Officer of Party B; or the Investment Manager or Investment Advisor of Party B;

(w)	“Cash Principal Payments”, the meaning assigned to such term in the Master Confirmation;

(x)	“Counterparty Application Amount”, the meaning assigned to such term in the Master Confirmation;

(y)	“Financing Fee Payments”, the meaning assigned to such term in the Master Confirmation;

(z)	“Indebtedness”, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money;

(aa)	“Independent Director”, a natural person who, (A) for the five-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of Party B or any of its Affiliates (other than his or her service as an Independent Director of Affiliates of Party B that are structured to be “bankruptcy remote” in a manner substantially similar to Party B); (ii) a customer or supplier of Party B or any of its Affiliates (other than a supplier of his or her service as an Independent Director of Party B or such Affiliate); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities;

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(bb)	“Lien”, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset;

(cc)	“Prospective Make-Whole Event”, at any date:

(1)	an Event of Default with respect to Party B that has occurred and is continuing; or

(2)	the Repurchase Date of all Transactions has occurred (other than due to a Regulatory Change); or

(3)	after the Price Differential Toggle Period End Date, the sum of the Repurchase Prices of all Purchased Securities on such date is less than or equal to U.S.$66,000,000;

(dd)	“Prospective Make-Whole Payment Amount”, at any date, the Make-Whole Amount (as defined in the Master Confirmation) that would be calculated on such date;

(ee)	“Material Action”, to:

(i)	file or consent to the filing of any bankruptcy, insolvency or reorganization petition under any applicable federal, state or other law relating to a bankruptcy naming Party B as debtor or other initiation of bankruptcy or insolvency proceedings by or against Party B, or otherwise seek, with respect to Party B, relief under any laws relating to the relief from debts or the protection of debtors generally;

(ii)	seek or consent to the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for Party B or all or any portion of its properties;

(iii)	make or consent to any assignment for the benefit of Party B’s creditors generally;

(iv)	admit in writing the inability of Party B to pay its debts generally as they become due;

(v)	petition for or consent to substantive consolidation of Party B with any other person;

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(vi)	amend or alter or otherwise modify or remove all or any part of Section 9(j) of Party B’s Limited Liability Company Agreement; or

(vii)	amend, alter or otherwise modify or remove all or any part of the definition of “Independent Director” or the definition of “Material Action” in Party B’s Limited Liability Company Agreement;

(ff)	“Organizational Documents”, the meaning specified in subparagraph (xi) of Paragraph 11(a) hereof;

(gg)	“Regulatory Change”, the meaning assigned to such term in the Master Confirmation;

(hh)	“Repurchase Price Reduction Amount”, the meaning assigned to such term in the Master Confirmation;

(ii)	“Specified Transaction” means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between Party A (or any of its Affiliates) and Party B which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the Master Confirmation;

(jj)	“Master Confirmation”, the meaning assigned to such term in Annex I;
(kk)	“Facility End Date”, the meaning assigned to such term in the Master Confirmation;

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(ll)	“Margin Payment Trigger Event”, the meaning assigned to such term in the Master Confirmation;
(mm)	“Aggregate Incremental Margin Amount”, the meaning assigned to such term in the Master Confirmation;

(c)	Paragraph 2 of the Agreement shall be amended by deleting the definitions of “Price Differential” and the Agreement shall be construed as if the term “Price Differential” does not exist.

4.	Margin Maintenance.

(a)	Paragraph 4 of the Agreement is amended by replacing subparagraph (a) thereof with the following:

“(a)	If at any time the Seller’s Transferred Amount is less than the Buyer’s Required Amount for all Transactions outstanding hereunder at such time (a “Margin Deficit”), then Buyer may by notice (a “Margin Call Notice”) to Seller require Seller in such Transactions to transfer to Buyer cash in U.S. dollars, so that the Seller’s Transferred Amount will thereupon equal or exceed such Buyer’s Required Amount.

As used herein:

“Buyer’s Required Amount” at any time is an amount equal to (i) if a Margin Payment Trigger Event has occurred and is then continuing, the Buyer’s Margin Amount for all Transactions at such time; plus (ii) if a Prospective Make-Whole Event has occurred and is then continuing, the Prospective Make-Whole Payment Amount at such time; plus (iii) the Aggregate Incremental Margin Amount (if any) at such time.

“Seller’s Transferred Amount” at any time is an amount equal to (i) the Market Value at such time; plus (ii) the aggregate amount of cash transferred to Buyer under Paragraph 4(a) prior to such time minus (iii) the aggregate amount of cash transferred to Seller under Paragraph 4(g) prior to such time.”

(b)	Paragraph 4(b) of the Agreement shall not apply to any Transaction hereunder and the Agreement shall be construed as if the concept of “Margin Excess” does not exist.
(c)	Paragraph 4 of the Agreement is amended by replacing subparagraph (c) thereof with the following:
“(c)	If any Margin Call Notice is given by Buyer at or before the Margin Notice Deadline on any business day, Seller shall transfer cash in U.S. dollars to Buyer no later than 6:00 P.M. New York time on the next business day following such notice. If any Margin Call Notice is given by Buyer after the Margin Notice Deadline, Seller shall transfer such cash to Buyer no later than 6:00 P.M. New York time on the second business day following such notice.”

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(d)	Paragraph 4(d) of the Agreement shall not apply to any Transaction hereunder.

(e)	Pursuant to Paragraph 4(e) of the Agreement, Party A and Party B acknowledge and agree that the rights of Party A under Paragraph 4(a) of the Agreement may be exercised only where a Margin Deficit exceeds $1,000,000 on such date of determination.

(f)	Paragraph 4 of the Agreement is amended by adding the following paragraph at the end thereof:

“(g)	If at any time the Seller’s Transferred Amount exceeds the Buyer’s Required Amount for all Transactions outstanding hereunder at such time then, so long as immediately before and after giving effect thereto (A) no Event of Default shall have occurred with respect to Seller, (B) no event has occurred and is continuing that, with notice or lapse of time or both, would constitute an Event of Default with respect to Seller and (C) no Margin Deficit shall have occurred and remain unsatisfied,

(1)	upon written notice to Buyer (such notice, a “Market Value Re-determination Request Notice”), Seller may request that Buyer return an amount equal to such excess (such amount, the “Excess Cure Collateral Refund Amount”); and

(2)	if (x) Buyer receives the Market Value Re-determination Request Notice prior to 10:00 A.M. New York time on any business day, Buyer shall return such Excess Cure Collateral Refund Amount to Seller no later than 6:00 P.M. New York time on the next business day following s uch notice and (y) Buyer receives the Market Value Re-determination Request Notice after 10:00 A.M. New York time on any business day, Buyer shall return such Excess Cure Collateral Refund Amount to Seller no later than 6:00 P.M. New York time on the second business day following such notice, so long as, in the case of each of the foregoing clauses (x) and (y), Buyer shall be satisfied in its sole and absolute discretion exercised in good faith that at such time of determination, and after giving effect to such transfer, no Margin Deficit shall exist or arise.

5.	Representations and Covenants. Paragraph 10 of the Agreement is hereby amended by adding an “(a)” before the first word of the first paragraph and add the following new paragraphs at the end thereof:

(b)	Each of Buyer and Seller further represents and warrants that, with respect to each Transaction under the Agreement:

Non-Reliance. It has made its own determinations regarding the tax and accounting treatment of all aspects of the Transaction including, without limitation, the tax and accounting treatment of any Income paid with respect to the Securities. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction. It has evaluated for itself whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

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Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(c)	Seller hereby represents and covenants for so long as any Transaction is outstanding hereunder that Seller has since its formation, and shall at all times, abide by the following requirements, the compliance with which it acknowledges that Buyer is relying upon in entering into this Agreement:
(1)	maintains at least one Independent Director;
(2)	has a board of directors separate from that of any other person (although members of the board of directors of Seller may serve as directors of one or more Affiliates of Seller);
(3)	file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;
(4)	not commingle its assets with assets of any other person;
(5)	conduct its business in its own name and strictly comply with all organizational formalities necessary to maintain its separate existence (and all such formalities have been complied with since the Seller’s formation);
(6)	maintain separate financial statements (it being understood that, if Party B’s financial statements are part of a consolidated group with its Affiliates, then any such consolidated statements shall contain a note indicating Party B’s separateness from any such Affiliates and that its assets are not available to pay the debts of such Affiliate);

(7)	pay its own liabilities only out of its own funds;

(8)	maintain an arm’s-length relationship with its Affiliates;

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(9)	pay the salaries of its own employees, if any;

(10)	not hold out its credit or assets as being available to satisfy the obligations of others;
(11)	pay its fair and reasonable share of overhead for shared office space, if any;
(12)	use separate stationery, invoices and checks and not of any other entity (unless such entity is clearly designated as being Party B’s agent);
(13)	not pledge its assets as security for the obligations of any other person;

(14)	correct any known misunderstanding regarding its separate identity;
(15)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets;
(16)	not take any Material Action without the unanimous affirmative vote of each member of its board of directors, including, in all cases, the Independent Director;
(17)	is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any person contemplating the filing of any such petition against it;
(18)	at all times since its formation has been, and will continue to be, a duly formed and existing limited liability company organized under the laws of the State of Delaware; and Seller’s member at all times since its formation has been, and will continue to be, duly qualified in each jurisdiction in which such qualification was or may be necessary for the conduct of its business;
(19)	has complied, and will continue to comply, with the provisions of its Organizational Documents and the laws of the jurisdiction of its formation relating to limited liability companies;
(20)	has not any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of its member, any Affiliate of its member, or any other persons;
(21)	not sell, exchange, lease or otherwise transfer all or substantially all of the assets of Party B or consolidate or merge Party B with another person whether by means of a single transaction or a series of related transactions; and
(22)	comply with all assumptions as to Seller set forth in all legal opinions delivered with respect to bankruptcy non-consolidation matters in connection with this Agreement.

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On the Purchase Date for each Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

6.	Agreement to Deliver Information.

Party B agrees to deliver the following documents/information:

Form/Document/ Certificate	Date by which to be delivered
Evidence reasonably satisfactory to Party A of the signing authority and specimen signature of any individual executing this Agreement	Upon or promptly following execution of this Agreement
Audited consolidated annual financial statements of Party B’s parent, FS Investment Corporation III (“FSIC III”) or its successors or assigns. After the date hereof, FS Investment Corporation III may merge with another business development company sponsored by Franklin Square Holdings, L.P. or may be subject to other fundamental change transactions the result of which effectively combines the ownership and/or assets of FS Investment Corporation III and a business development company sponsored by Franklin Square Holdings, L.P., or merges or consolidates their respective collateral advisors or sub-advisors.	Within 120 days of the end of FSIC III’s fiscal year
Unaudited quarterly financial statements of FSIC III	Within 45 days after the end of each fiscal quarter of FSIC III (other than the last fiscal quarter of each fiscal year of FSIC III)
Such other financial or other information with respect to Party B as Party A may reasonably request from time to time	Within five (5) Business Days after request by Party A
For each Non-Private Underlying Asset (as defined in the Master Confirmation), all financial information (other than material non-public information) relating to the obligors on such Underlying Asset and made available by such obligors to the lenders of record of such Underlying Asset in accordance with the documents governing such Underlying Asset.	Within five (5) Business Days of such information being made available to Party B, FSIC III or FSIC III’s affiliates. Such information shall be made available in an electronic data room that is at all times available to Party A.

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Form/Document/ Certificate	Date by which to be delivered
For each Private Underlying Asset (as defined in the Master Confirmation), all bank syndicate information relating to the obligors on such Underlying Asset and made available by such obligors to the lenders of record of such Underlying Asset in accordance with the documents governing such Underlying Asset (but subject to satisfaction of applicable confidentiality requirements under the documents governing such Underlying Asset). For purposes of the foregoing, “bank syndicate information” shall not include any material non-public information relating to the obligors on a Private Underlying Asset that has not been made available to all of the private-side lenders of record under the documents governing such Underlying Asset.	Within five (5) Business Days of such information being made available to Party B, FSIC III or FSIC III’s affiliates. Such information shall be made available in an electronic data room that is at all times available to Party A.
A copy of each Commitment to purchase or sell an Underlying Asset entered into by the Security Issuer from time to time (with terms used in this paragraph without definition having the meanings assigned to them in the Master Confirmation).	Within two Business Days
Investment management agreement or other evidence of investment management authority.	Upon request by Party A

Favorable written opinions (addressed to Party A) of Dechert LLP as to New York, Delaware and U.S. federal law, and covering such matters relating to Party B, this Agreement, the Master Confirmation and the Transactions as Party A shall reasonably request.

Within 10 business days of the execution of this Agreement

7.	Purchase Price Maintenance.

(a)	The parties agree that in any Transaction hereunder whose term extends over an Income payment date for the Securities subject to such Transaction, if Income is paid to Buyer then Buyer shall promptly transfer to Seller an amount equal to such Income payment or payments pursuant to Paragraph 5(i) of the Agreement; and Buyer shall not apply the Income payment or payments to reduce the amount to be transferred to Buyer or Seller upon termination of the Transaction pursuant to Paragraph 5(ii) of the Agreement.

(b)	Notwithstanding the definition of “Purchase Price” in Paragraph 2 of the Agreement and the provisions of Paragraph 4 of the Agreement, the parties agree that the Purchase Price will not be increased or decreased by the amount of any cash transferred by one party to the other pursuant to Paragraph 4 of the Agreement.

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8.	Events of Default.

(a)	Paragraph 11 shall be amended by deleting the word “or” immediately before subparagraph (vii) and by adding the following before the words “(each an “Event of Default”)” at the end of subparagraph (vii) thereof:

“(viii)	Party B fails to comply with any obligation to deliver information under Paragraph 6 of this Annex I (Agreement to Deliver Information) within the time specified;

(ix)	Party B fails to pay any Financing Fee Payment or any Make-Whole Amount when and as the same shall become due payable and such failure shall continue unremedied for five business days after written notice thereof from Party A to Party B;

(x)	Party B fails to notify Party A as to a change in legal structure that would have the effect of Party B ceasing to exist as a Delaware LLC (as defined below);

(xi)	Party B incurs or suffers to exist any Indebtedness or enters into any transaction that would be a Specified Transaction if such transaction were between Party A and Party B (except pursuant to this Agreement);

(xii)	Party B directly or indirectly creates, incurs, assumes or permits to exist any Lien on any of its property (except pursuant to this Agreement);

(xiii)	Party B engages in any business activity or incurs any material liabilities (other than the sales, repurchases and maintenance of and margining related to the Purchased Securities in compliance with the terms of this Agreement and the other Transaction Documents and activities incidental to the foregoing);

(xiv)	Party B fails to observe or perform any covenant set forth in Paragraph 10(c) of this Agreement or any representation set forth therein fails to be true and correct;

(xv)	Party B fails to observe or perform any covenant, agreement or obligation contained in the Agreement or the Master Confirmation (other than the matters referred to in the preceding clauses (i), (ii), (iii), (iv), (viii), (ix) (x), (xi), (xii) and (xiii)) and such failure, if capable of remedy, shall continue unremedied for a period of thirty (30) or more days after the earlier of Party B’s knowledge thereof and notice thereof from Party A to Party B;

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(xvi)	the limited liability company agreement or any other organizational document of Party B (collectively, the “Organizational Documents”), or any provision thereof, shall be amended, modified, changed, waived, terminated, cease to be effective or cease to be the legally valid, binding and enforceable obligation, if the effect of such amendment, modification, change, termination or other action would have a material adverse effect on (1) the ability of Party B to perform its obligations under the Agreement, the Master Confirmation or any Transaction or (2) the validity or enforceability of the Agreement or the Master Confirmation against Party B by Party A or the rights and remedies of Party A against Party B under the Agreement or the Master Confirmation;

(xvii)	Party B shall default or breach of any provision under any Organizational Document, if the effect of such default or breach, would have a material adverse effect on (1) the ability of Party B to perform its obligations under the Agreement, the Master Confirmation or any Transaction or (2) the validity or enforceability of the Agreement or the Master Confirmation against Party B by Party A or the rights and remedies of Party A against Party B under the Agreement or the Master Confirmation; or

(xviii)	Party B:

(A)	defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;

(B)	defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one business day);

(C)	defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or

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(D)	disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by that party (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf).”

(b)	Paragraph 11 of the Agreement is hereby amended by replacing subparagraph (a) thereof with the following:

“(a)	The nondefaulting party may, at its option, declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The nondefaulting party shall give notice to the defaulting party of the exercise of such option as promptly as practicable.”

(c)	Notwithstanding clauses (i) and (ii) of the introductory paragraph to Paragraph 11 of the Agreement, it will not be an Event of Default if:

(A)	Seller fails to transfer Purchased Securities on the applicable Purchase Date for a Transaction, but Buyer may, by written notice to Seller, (1) if Buyer has paid the Purchase Price to Seller, require Seller to immediately repay the sum so paid; (2) if there exists a Margin Deficit in respect of such Transaction, require Seller to deliver (in accordance with the notice and delivery requirements of Paragraph 4 of the Agreement) margin in an amount equal to such Margin Deficit; and (3) at any time while such failure continues, terminate such Transaction (but only such Transaction) (“Buyer Mini Close-out”) and upon such termination, the provisions of Paragraph 11 of the Agreement shall apply with respect to the terminated Transaction (but only such Transaction).

(B)	Buyer fails to transfer Purchased Securities on the applicable Repurchase Date for a Transaction, but Seller may, by written notice to Buyer, (1) if Seller has paid the Repurchase Price to Buyer, require Buyer to immediately repay the sum so paid; and (2) at any time while such failure continues, terminate such Transaction (but only such Transaction) (“Seller Mini Close-out”, and together with Buyer Mini Close-out, “Mini Close-out”) and upon such termination, the provisions of Paragraph 11 of the Agreement shall apply with respect to the terminated Transaction (but only such Transaction).

Any transfer of margin pursuant to Clauses (A)(2) above, shall be due and payable within the time period specified in Paragraph 4(c) of the Agreement with respect to cash (as if such notice from Buyer were a notice requesting the delivery of margin), and any failure to make any such transfer or payment shall be an event that will be an Event of Default under paragraph 11(iii).

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For the avoidance of doubt, it shall be an Event of Default under the Agreement if, with respect to any amount due and payable under Paragraph 11 following any Mini Close-out, such amount is not paid by the defaulting party before the end of the Business Day on which the defaulting party receives notice of such due and payable amount from the non-defaulting party, if the defaulting party receives such notice before the Margin Notice Deadline. If any such notice is given after the Margin Notice Deadline on a Business Day, the party receiving such notice shall transfer such amount due and payable no later than the close of business in the relevant market on the next Business Day following receipt of such notice.

9.	Notices. Paragraph 13 of the Agreement shall be amended by replacing the last sentence thereof with the following:

“All notices, demands and requests hereunder shall be made in writing (which may include, without limitation, email notifications) to the address (or email address) set forth in Annex II.”

10.	Qualified Institutional Buyers. It is agreed that with respect to Transactions in Purchased Securities which are eligible for resale under Rule 144A under the Securities Act of 1933, as amended (“Rule 144A Securities”), the following representations shall apply:

(a)	on the Purchase Date for any Transaction, (i) Buyer represents and warrants that Buyer is familiar with the provisions of Rule 144A, (ii) Buyer represents and warrants that Buyer is a “Qualified Institutional Buyer” as such term is defined in Rule 144A, (iii) Seller represents and warrants that Seller is not, and within the preceding three months has not been, an “affiliate,” as that term is used in Rule 144 under the Securities Act, of the issuer of any Purchased Securities, and (iv) Seller represents and warrants that any Purchased Securities transferred to Buyer are not subject to any legal or regulatory restrictions on transfer other than those applicable to “restricted securities” within the meaning of Rule 144; and
(b)	on the Repurchase Date for any Transaction, (i) Seller represents and warrants that Seller is familiar with the provisions of Rule 144A, (ii) Seller represents and warrants that Seller is a “Qualified Institutional Buyer” as such term is defined in Rule 144A, (iii) Buyer represents and warrants that Buyer is not, and within the preceding three months has not been, an “affiliate,” as that term is used in Rule 144, of the issuer of any Purchased Securities, and (iv) assuming the accuracy and completeness of Seller’s representations under subparagraph (a) of this Paragraph, Buyer represents and warrants that any Purchased Securities transferred to Seller are not subject to any legal or regulatory restrictions on transfer other than those applicable to “restricted securities” within the meaning of Rule 144.
Annex I 16	Society Hill Funding LLC

11.	Assignment. Paragraph 15 of the Agreement is hereby amended by inserting the following between the first and second sentences of subparagraph 15(a):

“Notwithstanding the foregoing, Party A may not assign its rights nor delegate its obligations under this Agreement, in whole or in part, without the prior written consent of the other party to this Agreement, and any purported assignment or delegation absent such consent is void, except for an assignment or delegation of all of the Party A’s rights and obligations hereunder in whatever form Party A determines may be appropriate to (i) Goldman Sachs & Co. or any other Affiliate of Party A (other than Goldman Sachs BDC, Inc. or any other business development company that is an Affiliate of Party A) or (ii) any other third party organized under the laws of the United States of America, any state thereof or the District of Columbia (a “Third Party”); provided that, with respect to an assignment by Party A under the foregoing clause (ii), Party B shall have the right to cause the Repurchase Date of all (but not less than all) of the Transactions then outstanding to occur simultaneously (an “Assignment-Related Repurchase Date Acceleration”, and the date thereof the related “Assignment-Related Repurchase Date”) on not less than two Business Days’ notice to Party A if neither such Third Party nor any credit support provider of such Third Party has a long-term unsubordinated credit rating of at least Baa3 by Moody’s Investor Services, Inc. or at least BBB- by Standard & Poor’s Rating Group immediately prior to the assignment. For the avoidance of doubt, no Make-Whole Amount (as defined in the Master Confirmation) will be owing by Party B in connection with any Assignment-Related Repurchase Date Acceleration. Upon any such delegation and assumption of obligations, so long as Goldman Sachs & Co., such other Affiliate of Party A or the Third Party, as the case may be, shall be responsible for all such obligations, Party A shall be relieved of and fully discharged from all future obligations hereunder from and after such delegation and assumption.”

12.	Termination. Paragraph 15 of the Agreement shall be amended by replacing the last sentence of subparagraph (a) thereof with the following:

“This Agreement shall terminate and be of no further force and effect (except with respect to any obligations of Party A and Party B that are otherwise expressly stated in the Agreement or the Master Confirmation as surviving termination, which shall, as so specified, survive without prejudice and remain in full force and effect) on the first date after all obligations under all Transactions have been paid in full.”

13.	Operational Error. Notwithstanding any other provision contained herein, no Event of Default under subparagraphs (i), (ii), (iii), (iv) or (ix) of paragraph 11 of the Agreement shall have occurred if (i) the relevant failure to pay or transfer is caused solely by an error or omission of an operational nature or by the failure of the defaulting party or a custodian of the defaulting party to make any payment or delivery to the nondefaulting party after the defaulting party has issued instructions; (ii) assets were available to such party to make the relevant payment or transfer when due; and (iii) the defaulting party has upon the non-defaulting party’s request, provided to the nondefaulting party, written verification of clauses (i) and (ii) above that is reasonably satisfactory to the nondefaulting party and (iv) such payment or transfer is made by the close of business on the day after notice of the relevant failure to pay or transfer is given to the defaulting party.

14.	Set-off. Upon the occurrence of an Event of Default with respect to a party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or continent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set off effected under this paragraph 14 to Annex I, provided that any failure to give such notice shall not invalidate the relevant set off.

Annex I 17	Society Hill Funding LLC

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, Y may in good faith estimate that obligation and set off in respect of the estimate, subject to such party accounting to (and, if the set off in respect of the estimate exceeds the ascertained obligation, settling with and reimbursing) the other when the obligation is ascertained.

Nothing in this paragraph 14 to Annex I will be effective to create a charge or other security interest. This paragraph 14 to Annex I will be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

15.	Additional Representation. Party B represents that it is a limited liability company formed under the Limited Liability Company Act of the State of Delaware (a “Delaware LLC”) and agrees to notify Party A prior to a change in legal structure which would have the effect of Party B ceasing to exist as a Delaware LLC.
Annex I 18	Society Hill Funding LLC

This Agreement may be signed in any number of counterparts, each of which shall be considered an original.

GOLDMAN SACHS BANK USA		SOCIETY HILL FUNDING LLC

By:	/s/ Meera Bhutta	By:	/s/ Gerald F. Stahlecker
Title:	Managing Director	Name:	Gerald F. Stahlecker
Date:	06/18/15	Title:	Executive Vice President
		Date:	06/18/15

[Master Repurchase Agreement Annex I Signature Page]

Annex II

Names and Addresses for Communications Between Parties

Party A: Goldman Sachs Bank USA

Goldman Sachs Bank USA
Facsimile:	+1 212 428 4534
Email:	gs-sctabs-reporting@ny.email.gs.com

With a copy to:

Attention:	Managing Director of PFI Desk
Address:	200 West Street, 6th Floor
New York, NY 10282
Attention:	PFI Middle Office
Address:	200 West Street, 16th Floor
New York, NY 10282

All correspondence shall include the GS Reference Number: SDBB4QT33333J6RZ9H

Party B: Society Hill Funding LLC

Address:	Society Hill Funding LLC
c/o FS Investment Corporation III
201 Rouse Boulevard
Philadelphia, PA 19112

Attention:	Gerald F. Stahlecker, Executive Vice President
Phone No.:	(215) 495-1169
Facsimile No.:	(215) 222-4649
Email:	jerry.stahlecker@franklinsquare.com

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Execution Version

Goldman Sachs Bank USA | 200 West Street | New York, New York 10282-2198 | Tel: +1 212 902 1000 | Fax: +1 212 428 9189

MASTER CONFIRMATION

DATE: June 18, 2015 and effective as of July 15, 2015 TO: Society Hill Funding LLC (“Counterparty”) FROM: Goldman Sachs Bank USA (“GS”) SUBJECT: Repurchase Facility REF. NO.: SDBB4QT33333J6RZ9H

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Repurchase Facility entered into on the Trade Date specified below between GS and Counterparty (the “Facility”). This communication constitutes a “Confirmation” as referred to in the Master Repurchase Agreement specified below. This communication supersedes and replaces all prior communications between the parties hereto with respect to the Facility and Transactions described below.

This Confirmation shall supplement, form a part of, and be subject to, the Master Repurchase Agreement (including the Annexes thereto) dated as of June 18, 2015 and effective as of July 15, 2015, each as amended or replaced from time to time (collectively, the “Master Repurchase Agreement”), between GS and Counterparty. This Confirmation shall be read and construed as one with the executed Master Repurchase Agreement and all other outstanding confirmations between the parties, so that all such confirmations, this Confirmation and the executed Master Repurchase Agreement constitute a single Agreement between the parties. Except as expressly modified hereby, all provisions contained in, or incorporated by reference into, the Master Repurchase Agreement shall govern each Transaction hereunder. In the event of any inconsistencies between the Master Repurchase Agreement and this Confirmation, this Confirmation will govern with respect to the Transactions covered hereby (and the last sentence of Paragraph 3(b) of the Master Repurchase Agreement shall not apply to any such Transaction). In the event of any inconsistencies between Annex A hereto and this Confirmation with respect to any Transaction, the terms of Annex A with respect to such Transaction will govern. System-generated confirmations of trade may be generated by GS that set forth the trade terms of the individual repurchase transactions described in this Confirmation; and, if any such system-generated confirmation of trade are generated and there is any inconsistency between such system-generated confirmations of trade and this Confirmation or the Master Repurchase Agreement, then the terms of this Confirmation or the Master Repurchase Agreement, as the case may be, shall prevail. Capitalized terms not defined herein have the meaning ascribed to them in the Master Repurchase Agreement.

This Confirmation evidences a separate transaction with respect to each Purchased Security specified in Annex A from time to time (each, a “Transaction”) as if the details specified in Annex A with respect to that Purchased Security were set out in the Confirmation in full. Each such Transaction will have a unique Transaction Number as is set out in Annex A. The terms of the Facility and each particular Transaction to which this Confirmation relates are as follows:

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(A) Terms Related to the Facility
1. Basic Terms
Buyer	GS
Seller	Counterparty
Trade Date	June 18, 2015
Facility Commencement Date	July 15, 2015
Price Differential Toggle Period End Date	November 15, 2015
First Financing Fee Period End Date	January 15, 2016
Facility End Date	July 15, 2019
Maximum Purchased Security Notional Amount	USD 500,000,000
Aggregate Purchased Security Notional Amount	At any time, the sum of the Purchased Security Notional Amounts under all Transactions for which a Purchase Date has occurred at or prior to such time.
Maximum Aggregate Facility Size	USD 300,000,000
Eligible Security	Germantown Funding LLC Floating Rate Notes due October 15, 2027

CUSIP No. 374050 AA0

For the avoidance of doubt, the Purchased Security for each Transaction under this Master Confirmation shall be the Eligible Security identified above.
Security Issuer	Germantown Funding LLC
Haircut Percentage	40%
Business Days	London and New York.
Business Day Convention	Modified Following
Calculation Agent	GS

Unless otherwise expressly stated herein, all determinations by the Calculation Agent hereunder shall be made in its sole and absolute discretion exercised in good faith and in a manner generally consistent with its then-current practices.

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2. Conditions Precedent to Effectiveness of the Facility
Conditions	It shall be a condition to the effectiveness of this Confirmation, and to the entry of the first Transaction hereunder, that the following conditions shall have been satisfied (or waived by GS), in form and substance satisfactory to GS in its sole and absolute discretion:

(a)     GS shall have received the documents and certificates referred to in paragraph 6 to Annex I to the Master Repurchase Agreement, all in form and substance satisfactory to GS and its counsel in its sole discretion;

(b)     GS shall have received the Master Repurchase Agreement and this Confirmation duly executed by Counterparty, and shall have received executed copies of the Security Indenture (including the schedules and exhibits thereto) and all documents, certificates and opinions delivered pursuant thereto, all in form and substance satisfactory to GS in its sole discretion; and

(c) no default or event of default with respect to Counterparty has occurred under the Master Repurchase Agreement and is then continuing.

3. Additions of Transactions; Post-Ramp-up Period Transaction Combination
Additions	Subject to the satisfaction of the conditions precedent set forth herein, on any Business Day during the period from and including the Facility Commencement Date to but excluding the date that is ten Business Days prior to the Facility End Date, Counterparty may, by delivery to GS of an Addition Notice with a Notice Date not less than five Business Days prior to the proposed Purchase Date for such Transaction, elect to enter into a Transaction (an “Addition”) with GS with respect to the Eligible Security (and GS agrees to enter into such Transaction on the terms and conditions specified herein), provided in each case that:

(a)     after giving effect to such Transaction, the sum of the Initial Purchase Prices of all Transactions for which a Purchase Date shall have occurred shall not exceed the Maximum Aggregate Facility Size;

(b)    the terms of such Transaction are in compliance with the terms and conditions set forth in this Confirmation and the Master Repurchase Agreement;

(c)     the Conditions to Effectiveness with respect to such Transaction are satisfied; and

(d)     GS shall have no obligation to enter into any Transaction if any of the criteria set forth in the definition of “Collateral Obligation” in the Security Indenture are not satisfied as of the related Notice Date (determined as if such Notice Date were after the “Effective Date” referred to in the Security Indenture).

In connection with each Transaction, GS shall notify Counterparty of the Purchase Date (which shall be a Business Day) and the related Purchase Price.

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Addition Notice	A notice in substantially the form attached as Annex B duly completed and executed by Counterparty and setting forth (among other information) the proposed Purchase Date and the proposed Purchased Security Notional Amount, or a notice otherwise in form and substance satisfactory to GS.
Notice Date	With respect to any Addition Notice, the date on which such Addition Notice is received by GS (or, if any such day is not a Business Day, the next succeeding Business Day).
Combination of Transactions	On the Business Day immediately following the Price Differential Toggle Period End Date, all Transactions hereunder shall (automatically and without action by any Person) be deemed combined into a single Transaction hereunder having (for the avoidance of doubt):

(a)     a Purchased Security Notional Amount equal to the sum of the Purchased Security Notional Amounts of each individual Transaction hereunder immediately prior to such combination; and

(b)     a Purchase Price (and an Initial Purchase Price) equal to the sum of the Purchase Prices (or Initial Purchase Prices) of each individual Transaction hereunder immediately prior to such combination.

GS shall prepare and deliver to Counterparty a revised Annex A (or another form setting forth information corresponding to that set forth on Annex A), reflecting the terms of the Transaction after giving effect to such combination, reasonably promptly following the occurrence thereof. Upon Counterparty receipt, such Annex A will (in absence of manifest or proven error) be conclusive as to the terms of the Transaction referred to therein, as if the parties had executed in full upon receipt, notwithstanding that such Annex A may not be signed by either party.

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(B) Terms Relating to Each Transaction
1. General Terms
Terms Specified in Annex A	The following terms in relation to each Transaction will be specified in Annex A (by the Calculation Agent):

•     Transaction Number (to be assigned by the Calculation Agent)

•     Security Issuer (which shall be Germantown Funding LLC)

•     Purchased Security (which shall be the Eligible Security)

•     Purchase Date (which shall be the Business Day on which the Conditions to Effectiveness for such Transaction are satisfied)

•     Initial Purchase Price

• Purchased Security Notional Amount
Purchased Security Notional Amount	For each Transaction, the original par amount of the Eligible Security that is purchased hereunder in such Transaction (determined without regard to paydowns on the Eligible Security occurring at any time).
Purchase Price	For each Transaction, an amount equal to the product of: (a) the Purchased Security Notional Amount for such Transaction; and (b) one minus the Haircut Percentage.
Initial Purchase Price	For each Transaction, the Purchase Price for such Transaction on the Purchase Date for such Transaction.
Repurchase Date	In relation to the Purchased Security in each Transaction, the earliest to occur of:

(a)     the Scheduled Repurchase Date for such Purchased Security;

(b)     the date on which the non-defaulting party exercises its option to declare an Event of Default pursuant to Section 11 of the Master Repurchase Agreement;

(c)     the date (if any) on or following the occurrence of a Credit Event with respect to such Purchased Security specified in writing by GS to Counterparty;

(d)     the date (if any) on or following the occurrence of a Regulatory Change specified in writing by GS to Counterparty;

(e)     the Assignment-Related Repurchase Date (if any) specified in writing by Counterparty to GS; and

(f) the date (if any) specified in writing by Counterparty to GS, provided that a Dispute-Related Repurchase Right has occurred and is continuing on the date of such notice from Counterparty (the occurrence of the Repurchase Date under this clause (f), a “Dispute-Related Repurchase Date Acceleration”).

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Scheduled Repurchase Date	For each Transaction, the Facility End Date.
Regulatory Change	Any enactment or establishment of or supplement or amendment to, or change in any law, regulation, rule, policy or guideline (including any accord or standard of the Basel Committee on Banking Supervision, the Federal Reserve Board or any state banking regulator) or in the application or official interpretation of any such law, regulation, rule, policy or guideline that, in each case, becomes effective on or after the Facility Commencement Date and is binding on or otherwise has an effect on GS and, as a result of which, in the reasonable determination of GS, for reasons outside GS’s control, GS will (either by voluntary submission or by applicable law) no longer be permitted to enter into or maintain any Transaction hereunder or be subject to materially less favorable regulatory capital treatment with respect to the Transactions by comparison to the regulatory capital treatment applicable as a result of the entry into this Facility on the Facility Commencement Date.

Before declaring a Repurchase Date due to the occurrence of a Regulatory Change, GS agrees to take commercially reasonable measures to eliminate or mitigate the impact of such Regulatory Change (which, for the avoidance of doubt, includes but is not limited to GS using commercially reasonable efforts to restructure the Transactions under this Confirmation with Counterparty to make them compliant (in the case of any such changes that would restrict entry into or maintenance of Transactions) or more efficient from a regulatory perspective (in the case of any such changes that would result in less favorable regulatory capital treatment), provided that Counterparty is under no obligation to agree to any such restructuring or any other changes to the terms of this Confirmation or the Master Repurchase Agreement.

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Market Value	With respect to the Purchased Security (in its entirety) as of any date, an amount equal to the lesser of (a) the Look-Through Market Value of the Purchased Security at such date and (b) the Maximum Purchased Security Notional Amount.

If on any date the sum of the Purchased Security Notional Amounts for all Transactions hereunder at such time is for any reason less than the full par amount of the Purchased Security that has been issued under the Security Indenture (determined without regard to paydowns on the Purchased Security), then the Calculation Agent will pro-rate the Look-Through Market Value to reflect the portion of the Purchased Security that is then the subject of Transactions hereunder.
Look-Through Market Value	With respect to the Eligible Security (in its entirety) as of any date, the sum of:

(a)     the aggregate Asset Market Related Amounts in respect of all Underlying Assets and Unsettled Purchase Assets in the Underlying Portfolio on such date; plus

(b) the Cash Value as at such date.
Asset Market Related Amount	As of any date:

(a)     in respect of an Underlying Asset in the Underlying Portfolio as of such date or an Unsettled Purchase Asset as of such date (but excluding all Unsettled Sale Assets and all Zero Value Assets), the product of:

     (1)     the Asset Amortized Amount therefor as of such date; and

     (2)     the Asset Current Price (expressed as a percentage) therefor as of such date;

(b)     in respect of an Unsettled Sale Asset in the Underlying Portfolio as of such date that is not a Zero Value Asset, the Settlement Value of such Unsettled Sale Asset as of such date; and

(c) in respect of a Zero Value Asset in the Underlying Portfolio as of such date, zero.
Asset Amortized Amount	In respect of an Underlying Asset or Unsettled Purchase Asset on any day, an amount equal to the principal amount outstanding under such Underlying Asset or Unsettled Purchase Asset on such day (after giving effect on a pro-rata basis to any repurchase, repayment or tender offer in respect of that Underlying Asset or Unsettled Purchase Asset).

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Asset Current Price	In respect of an Underlying Asset or Unsettled Purchase Asset on any date, the bid side market value of that Underlying Asset or Unsettled Purchase Asset (expressed as a percentage of par of the Underlying Asset Notional Amount) but excluding any accrued interest, as determined by the Calculation Agent and notified to the parties by the Calculation Agent on each Business Day.
Underlying Asset Notional Amount	In respect of any Underlying Asset or any Unsettled Purchase Asset, the full principal amount of the Underlying Asset or Unsettled Purchase Asset, as applicable, owned by the Security Issuer or Committed to be owned by the Security Issuer, as the case may be.
Cash Value	As of any date, an amount, determined by the Calculation Agent, equal to:

(a)     the aggregate amount of cash standing to the credit of the Security Issuer Account (excluding any accrued and unpaid interest); minus

(b) the aggregate Settlement Value for all Unsettled Purchase Assets as at such date (if any).
Security Issuer Account	The “Principal Collection Account”, as defined in the Security Indenture.
Underlying Asset	Each loan or bond that is owned by the Security Issuer from time to time and is identified in the Schedule of Collateral Obligations (as defined in the Security Indenture) set forth on Schedule A to the Security Indenture and amended from time to time.
Private Underlying Asset	Each Underlying Asset or Proposed Underlying Asset that has been designated a “Private Collateral Obligation” pursuant to Section 12.2(a)(ii) of the Security Indenture.
Non-Private Underlying Asset	Each Underlying Asset and Proposed Underlying Asset that is not a Private Underlying Asset.
Underlying Portfolio	The portfolio of Underlying Assets or Unsettled Purchase Assets, as applicable, owned by the Security Issuer or Committed to be owned by the Security Issuer from time to time.
Collateral Manager	The Collateral Manager as defined in the Security Indenture.
Proposed Underlying Asset	A loan or bond that the Collateral Manager has proposed to be acquired by the Security Issuer that satisfies the Reinvestment Criteria at the time of such proposal.
Unsettled Purchase Asset	As of any date, an asset that the Security Issuer has Committed to acquire and in respect of which the purchase by the Security Issuer has not yet settled.
Unsettled Sale Asset	As of any date, an Underlying Asset that the Security Issuer has Committed to sell and in respect of which the sale by the Security Issuer has not yet settled.

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Zero Value Asset	An Underlying Asset at any time:

(a)     in respect of which there has occurred a Zero Value Event;

(b)     that did not satisfy the Reinvestment Criteria at the time the Security Issuer Committed to acquire such Underlying Asset (unless such Underlying Asset, after such date, subsequently satisfies the Reinvestment Criteria);

(c)     that has been the subject of a Restructuring or a Material Modification if, in either case:

     (1)     immediately following such Restructuring or Material Modification, such Underlying Asset fails to satisfy the Reinvestment Criteria (unless such Underlying Asset, after such date, subsequently satisfies the Reinvestment Criteria); or

(2) the GS Consent Condition is not satisfied with respect to such Restructuring or Material Modification.
Margin Payment Trigger Event	An event that shall be deemed to have occurred and be continuing at any time if the Market Value of the Purchased Security (in its entirety) at such time is less than or equal to 90% of the Adjusted Initial Market Value of the Purchased Security (in its entirety).
Adjusted Initial Market Value	At any time of determination (the “current time"), the Market Value of the Purchased Security in its entirety at such current time, but determined:

(a)     for each Unsettled Purchase Asset or Underlying Asset in the Underlying Portfolio at such current time, using the Asset Current Price therefor as of the later of:

     (1)     the Facility Commencement Date; and

     (2)     the earlier of (x) the date on which the Security Issuer Committed to acquire such Unsettled Purchase Asset and (y) the first date on which such Underlying Asset became part of the Underlying Portfolio;

(b)     assuming, solely for such purposes, that no Unsettled Purchase Asset or Underlying Asset in the Underlying Portfolio at such time is an Unsettled Sale Asset or a Zero Value Asset.

If the Security Issuer has Committed to acquire an asset in more than one lot and/or an Underlying Asset has been added to the Underlying Portfolio in more than one lot (for example, by Commitments or acquisitions on separate days), then each lot of such asset or Underlying Asset shall be treated as separate assets or Underlying Assets, as the case may be, for purposes of this definition.

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Aggregate Incremental Margin Amount	At any time, the sum of the Incremental Margin Amounts for all Specified Assets at such time.
Specified Asset	At any time, an Unsettled Purchased Asset or Underlying Asset in the Underlying Portfolio for which the Asset Current Price therefor is less than the Trigger Price at such time.
Trigger Price	70%
Incremental Margin Amount	For any Specified Asset at any time, an amount equal to the product of: (a) 15%; and (b) the Asset Amortized Amount of such Specified Asset at such time.
Restructuring	With respect to an Underlying Asset:

(a)     if such Underlying Asset is a Non-Private Underlying Asset, a “Restructuring” (as defined in Section 4.7 of the Credit Definitions) has occurred in respect of the Underlying Asset; and

(b)     if such Underlying Asset is a Private Underlying Asset, a “Restructuring” (as defined in Section 4.7 of the Credit Definitions) has occurred in respect of the Underlying Asset (except that, for such purposes, Section 4.7(a)(iv) of the Credit Definitions shall be amended to include the following at the end thereof “; or a release of liens or other credit support for the Obligation; or any other change that materially reduces the level of subordination enhancing the Obligation”).

For purposes of this Confirmation, “Multiple Holder Obligation” will not be applicable in determining whether any such Restructuring occurs.
Material Modification	A “Specified Change” (as defined in the Security Indenture) to an Underlying Asset.

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Settlement Value	As of any date:

(a)     in respect of any Unsettled Purchase Asset, the aggregate consideration to be paid by the Security Issuer to acquire such Unsettled Purchase Asset; and

(b)     in respect of any Unsettled Sale Asset, the contractual sale price for such Unsettled Sale Asset (expressed in USD) to be received by the Security Issuer from the purchaser of such Underlying Asset; provided that:

     (1)     if the sale of such Unsettled Sale Asset remains unsettled for more than 30 calendar days, then:

          (x)     from time to time upon request from GS, Counterparty shall provide to GS all information known to Counterparty concerning the facts and circumstances causing such delay in settlement and cooperate with GS in discussing with the Security Issuer and the Collateral Manager strategies for accelerating settlement of such sale; and

          (y)     if the purchaser of such Unsettled Sale Asset is an affiliate of Counterparty and such delay in settlement is not solely a result of operational or logistical issues, Counterparty and GS shall work together in good faith to determine the Settlement Value for such Unsettled Purchase Asset; and

(2) if the sale of such Unsettled Sale Asset continues to remain unsettled for more than 90 calendar days, then the Settlement Value for such Unsettled Sale Asset will be determined by the Calculation Agent.
Credit Event	Defaulted Asset Sale Failure

Security Event of Default

As used herein:

“Defaulted Asset Sale Failure” shall mean the Security Issuer’s failure to Commit to sell any Defaulted Obligation (as defined in the Security Indenture) within 30 days of such Underlying Asset becoming a Defaulted Obligation, provided that the failure to Commit to sell any Defaulted Obligation within 30 days of such Underlying Asset becoming a Defaulted Obligation shall not result in a Defaulted Asset Sale Failure for so long as the Security Issuer continues to use commercially reasonable efforts to continue to sell such Defaulted Obligation after such 30 day period.

“Security Event of Default” shall mean, with respect to any Purchased Security, an event of default (however designated) in the Security Indenture.

“Security Indenture” shall mean the indenture or other underlying instruments governing the Purchased Security.

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Zero Value Event	In respect of any Underlying Asset, the occurrence of any one or more of the following:

Bankruptcy

Failure to Pay

As used herein:

“Bankruptcy” with respect to an Underlying Asset shall mean a “Bankruptcy” (as defined in the 2003 ISDA Credit Derivatives Definitions as published by the International Swap and Derivatives Association, Inc. (the “Credit Definitions”)) with respect to the related obligor.

“Failure to Pay” with respect to an Underlying Asset shall mean, after the expiration of any applicable grace period (however defined under the terms of the Underlying Asset), the occurrence of a non-payment of a payment of interest Scheduled to be Due or principal on the Underlying Asset when due, in accordance with the terms of the Underlying Asset at the time of such failure.

“Scheduled to be Due” shall mean, in the case of an interest payment, that such interest payment would accrue during the related calculation period for the Underlying Asset.
Commitment	A binding commitment pursuant to FSIC III’s and/or the Collateral Manager’s then current policies and procedures to purchase or sell an Underlying Asset between the buyer and seller of such Underlying Asset entered into pursuant to customary documents in the relevant market. The terms “Commit” and “Committed” have correlative meanings.
Reinvestment Criteria	The criteria set forth in the Security Indenture (including, without limitation, the criteria set forth in the definition of “Collateral Obligation” set forth therein) that, pursuant to the terms set forth in the Security Indenture are required to be satisfied as a condition to the purchase of an Underlying Asset (other than any consent of one or more holders of the Eligible Security).
GS Consent Condition	For any Underlying Asset proposed to be acquired by the Security Issuer or any Underlying Asset subject to a Restructuring or Material Modification after it was acquired by the Security Issuer, a condition satisfied if GS consents to such acquisition, Restructuring or Material Modification, as applicable (which GS may withhold in its sole and absolute discretion).

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2. Conditions to Effectiveness
Conditions to Effectiveness	The effectiveness of each Transaction shall be subject to the satisfaction of each of the conditions precedent for such Transaction specified in the Master Repurchase Agreement and the satisfaction of each of the following additional conditions:

(a)     a valid Addition Notice has been timely delivered to GS;

(b)     in the case of the first Transaction hereunder:

     (1)     the “Closing Date” under and as defined in the Security Indenture shall have occurred, and the Seller shall have acquired a portion of the Eligible Security in an amount equal to the Purchased Security Notional Amount for such Transaction; and

     (2)     Counterparty shall have initiated the transfer to GS of a par amount of the Eligible Securities equal to the Purchased Security Notional Amount for such Transaction pursuant to Paragraph 3(a) of the Master Repurchase Agreement for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Security;

(c)     in the case of each subsequent Transaction hereunder, the related “Increase” under the Security Indenture shall have occurred, and Counterparty shall have initiated the transfer to GS of a par amount of the Eligible Securities equal to the Purchased Security Notional Amount for such Transaction pursuant to Paragraph 3(a) of the Master Repurchase Agreement for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Security;

(d)     no default or event of default with respect to Counterparty has occurred under the Master Repurchase Agreement and is then continuing; and

(e)     no Margin Deficit exists under the Master Repurchase Agreement.

GS shall prepare and deliver to Counterparty a revised Annex A (or another form setting forth information corresponding to that set forth on Annex A), reflecting the terms of such Transaction, reasonably promptly following the satisfaction of the Conditions to Effectiveness for such Transaction.

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3. Upfront Payment
Upfront Payment	[***]

4. Financing Fees
Financing Fee Payments I	In lieu of accrual and payment of Pricing Differential in respect of the Transactions, on the initial Financing Fee Payment Date, Counterparty shall pay to GS an amount in USD (the initial “Financing Fee Payments”) equal to the sum of:

(a)     the product of:

(i)     the Initial Purchase Price for each Transaction;

(ii)     the sum of (1) the Floating Rate as of the Financing Fee Reset Date for the Initial Financing Fee Period for such Transaction plus (2) the Spread; and

(iii)    the number of days in such Initial Financing Fee Period divided by 360; and

(b)    the product of:

(i)    the Maximum Aggregate Facility Size;

(ii)    the sum of (1) the Floating Rate as of the Financing Fee Reset Date for the Interim Financing Fee Period plus (2) the Spread; and

(iii) the number of days in such Interim Financing Fee Period divided by 360.
Spread	2.50% per annum.

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Financing Fee Payments II	In lieu of accrual and payment of Pricing Differential in respect of all of the Transactions collectively (and without duplication of any Financing Fees theretofore paid as part of the Repurchase Price of any Purchased Securities), on each Financing Fee Payment Date (other than the initial Financing Fee Payment Date), Counterparty shall pay to GS an amount in USD (the subsequent “Financing Fee Payments”) equal to:

(a)    the Maximum Aggregate Facility Size; multiplied by

(b)    the sum of (1) the Floating Rate as of the Financing Fee Reset Date for such Financing Fee Period plus (2) the Average Applicable Margin for such Financing Fee Period; multiplied by

(c) the Financing Fee Day Count Fraction.
Financing Fee Payment Dates	Each date that is 2 Business Days after each Financing Fee Period End Date.
Financing Fee Period End Dates	(a) The First Financing Fee Period End Date and each three-month anniversary thereof to, but excluding, the Repurchase Date; and (b) the Repurchase Date.
Initial Financing Fee Period	For each Transaction having a Purchase Date prior to the Price Differential Toggle Period End Date, the period from, and including, the Purchase Date for such Transaction to, but excluding, the Price Differential Toggle Period End Date.
Interim Financing Fee Period	For each Transaction having a Purchase Date before the First Financing Fee Period End Date, the period from, and including, the Price Differential Toggle Period End Date to, but excluding, the First Financing Fee Period End Date.
Financing Fee Period	For each Transaction, each period from, and including, one Financing Fee Period End Date to, but excluding, the next Financing Fee Period End Date.
Floating Rate	For any Initial Financing Fee Period, Interim Financing Fee Period and Financing Fee Period, three-month USD LIBOR, except that linear interpolation will apply for the Initial Financing Fee Periods and the Interim Financing Fee Period.

“USD LIBOR” for any period shall be the rate for deposits in U.S. Dollars which appears on the Reuters Screen LIBOR01 (or a successor page) at 11:00 a.m. London time on the date that is two London Business Days prior to the first day of such period (or, if such rate does not appear thereon, the arithmetic mean of the offered quotations of four major banks in London designated by the Buyer to prime banks in the London interbank market for U.S. Dollar deposits in Europe) having a maturity of three months.
London Business Day	Any day on which commercial banks are open for general business in London.
New York Business Day	Any day on which commercial banks are open for general business in New York.

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Average Applicable Margin	For any Financing Fee Period, the sum of the Applicable Margin for each day in such Financing Fee Period divided by the number of days in such Financing Fee Period.
Applicable Margin	For any day, the higher of:

(a)  the product of:

(1)  the Spread; and   (2) the ratio on such day of:

     (x) the Aggregate Purchased Security Notional Amount minus the Adjusted Aggregate Reduction Amount as of such day; to

     (y)  the Aggregate Purchased Security Notional Amount as of such day; and

(b) 1.50%.
Financing Fee Day Count Fraction	Actual/360
Financing Fee Reset Dates	For each Transaction, the first day of each Initial Financing Fee Period, Interim Financing Fee Period and Financing Fee Period for such Transaction.
Adjusted Aggregate Reduction Amount	For any day, the lesser of: (a) the Aggregate Reduction Amount in effect on such day; and (b) the Cash Value as of such day.
Reduction Amounts	If after the First Financing Fee Period End Date the Collateral Manager proposes a Proposed Underlying Asset for which at least two Pricing Sources are available and GS notifies Counterparty (including by telephone or email) that:

(x)  GS has determined (in its sole and absolute discretion) that such Proposed Underlying Asset is a Non-Private Underlying Asset; and

(y)  the GS Consent Condition is not satisfied with respect to such Proposed Underlying Asset,

such event will constitute a “Rejection Event” and the Proposed Underlying Asset will constitute a “Rejected Underlying Asset” unless the GS Consent Condition is subsequently satisfied with respect to such Proposed Underlying Asset within three Business Days after GS receives a Reduction Notice for the related Reduction Event as described below.

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If the GS Consent Condition is not satisfied with respect to any Restructuring or any Material Modification of an Underlying Asset, such event will constitute a “Rejection Event” and the Underlying Asset will also constitute a “Rejected Underlying Asset” unless the GS Consent Condition is subsequently satisfied with respect to such Restructuring or Material Modification within three Business Days after GS receives a Reduction Notice for the related Reduction Event as described below.

Each time three unique and consecutive Rejection Events occur (each with respect to Underlying Assets or Proposed Underlying Assets issued by obligors unaffiliated with one another), such occurrence will constitute a “Reduction Event”, whereupon Counterparty may, by written notice to GS (each such notice, a “Reduction Notice”), declare a “Reduction Amount” (with effect from the date of such Reduction Notice, each such date a “Reduction Date”) with respect to such Reduction Event equal to the average of the Reduction Calculation Amounts of the Rejected Underlying Assets relating to such Reduction Event (determined, for the avoidance of doubt, taking into account the portion of such Rejected Underlying Asset that is or would have been acquired by the Security Issuer), provided that the Reduction Amount related to such Reduction Event shall be deemed reduced to zero (with effect from the date of the related Reduction Notice) if, within three Business Days following the related Reduction Date, the GS Consent Condition is subsequently satisfied with respect to one or more of the Rejected Underlying Assets related to such Reduction Event.

For the avoidance of doubt, multiple Reduction Events may occur during the term of this Agreement entitling Counterparty to declare Reduction Amounts with respect to each such Reduction Event (the sum of all Reduction Amounts at any time, the “Aggregate Reduction Amount” at such time).

If (at any time after any Reduction Event) the Collateral Manager proposes a Proposed Underlying Asset and GS notifies Counterparty (including by telephone or email) that the GS Consent Condition is satisfied with respect to such Proposed Underlying Asset (each such date, an “Acceptance Date”), or the GS Consent Condition is satisfied with respect to a related Restructuring or Material Modification, the Aggregate Reduction Amount will be reduced (but not below zero) (with effect from such Acceptance Date) by an amount equal to the Reduction Calculation Amount of such Proposed Underlying Asset or Underlying Asset (determined, for the avoidance of doubt, taking into account the portion of such Proposed Underlying Asset or Underlying Asset, as the case may be, that is or would have been acquired by the Security Issuer).

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Reduction Calculation Amount	For any Rejection Event relating to a Proposed Underlying Asset that is a Rejected Underlying Asset, the proposed purchase price of such Rejected Underlying Asset.

For any Rejection Event relating to a Restructuring or Material Modifications, the then-prevailing market value of the related Rejected Underlying Asset.
Pricing Source	For any Underlying Asset or Proposed Underlying Asset, a market maker in the relevant market, LoanX or other pricing sources reasonably acceptable to GS.

5. Make-Whole Payment
Make-Whole Payment Requirement	If the Repurchase Date for the Transactions is accelerated for any reason (other than the occurrence of a Regulatory Change, the occurrence of an Assignment-Related Repurchase Date Acceleration or the occurrence of a Dispute-Related Repurchase Date Acceleration) (a “Repurchase Date Acceleration”), then Counterparty shall pay to GS, within five Business Days of the date on which such acceleration occurs, an amount equal to the Make-Whole Amount.
Make-Whole Amount	In connection with a Repurchase Date Acceleration (if any), an amount equal to the aggregate amount of Financing Fee Payments that would be payable to GS hereunder during the period from and including the date on which such Repurchase Date Acceleration occurs to but excluding the Scheduled Repurchase Date (determined as if the Floating Rate were equal to zero), discounted to present value, all as calculated by the Calculation Agent.

6. Application of Principal Payments.
Cash Principal Payment Provisions	On each date on which GS receives a payment (other than a payment of interest) on the Purchased Security in cash and in immediately available funds (each, a “Cash Principal Payment”), GS shall reduce the Repurchase Price for such Purchased Security by an amount equal to the related Repurchase Price Reduction Amount.

On or reasonably promptly following the second Business Day after GS’s receipt of a Cash Principal Payment GS shall use commercially reasonable efforts to remit to Counterparty an amount equal to the related Counterparty Application Amount.
Repurchase Price Reduction Amount	With respect to any Cash Principal Payment, an amount equal to the product of: (a) such Cash Principal Payment; and (b) one minus the Haircut Percentage.
Counterparty Application Amount	With respect to any Cash Principal Payment, an amount equal to the product of: (a) such Cash Principal Payment; minus (b) the Repurchase Price Reduction Amount for such Cash Principal Payment.

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7. Dispute Resolution, Etc.
Dispute Resolution	If Counterparty in good faith disputes the Asset Market Related Amounts of one or more Underlying Assets as determined by the Calculation Agent as of any Business Day and, accordingly, Counterparty wishes to dispute the calculation of a Margin Deficit or an Excess Cure Collateral Refund Amount (each, a “Dispute”), then for so long as such Dispute is continuing (and provided that no Event of Default, Monetary Default or Other Material Default with respect to Counterparty occurs or is then continuing), upon the request of Counterparty, GS and Counterparty will work together in good faith to resolve such Dispute, it being understood that Counterparty shall at all times during the pendency of each Dispute be required to comply with its obligations under Paragraph 4 of the Master Repurchase Agreement based upon the determinations of the Asset Market Related Amounts of the Underlying Assets as determined by the Calculation Agent.

GS agrees that, if any Dispute continues unresolved for more than five Business Days, a “Dispute-Related Repurchase Right” shall be deemed to exist until the earlier to occur (if any) of (a) the resolution of such Dispute by the parties and (b) the occurrence of an Event of Default, a Monetary Default or an Other Material Default with respect to Counterparty.

The provisions set forth in this Dispute Resolution section supersede all inconsistent provisions in the Master Repurchase Agreement.
Monetary Default	A default by a party in the payment of money hereunder or under the Master Repurchase Agreement when due (determined without regard to any grace period otherwise specified), or a default by such party in the performance or observance of any other obligation hereunder or under the Master Repurchase Agreement (determined without regard to any grace period otherwise specified) that by its terms can be cured solely by the payment of money.
Other Material Default	A default by a party in the performance or observance of any material obligation of that party hereunder or under the Master Repurchase Agreement that, with the giving of notice or lapse of time or both, would become an Event of Default with respect to such party.

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8. Additional Provisions
Restriking Terms	If for any period of five or more consecutive Business Days the net amount of cash margin held by GS under Paragraph 4 of the Master Repurchase Agreement exceeds 10% of the sum of the then-current Repurchase Prices hereunder, then for so long as such condition is continuing (and provided that no Event of Default or event that, with the giving of notice or lapse of time or both, would become an Event of Default with respect to Counterparty occurs or is then continuing), upon the request of Counterparty, GS and Counterparty will work together in good faith to restrike one or more of the economic terms of the Transactions under the Master Repurchase Agreement with a view to reducing or eliminating the amount of cash margin then required to be posted to GS thereunder, it being understood that, in connection with any such restriking, GS may require that changes to other economic terms of the Transactions be made, and that changes to the terms of the Purchased Securities be made, in order to preserve the overall economic effect of the Transactions for GS.
Limit on Optional Redemptions	GS agrees that, for so long as any Transaction is outstanding under this Confirmation (unless an Event of Default with respect to Counterparty has occurred and is then continuing), it will not give the Security Issuer or the Trustee under the Security Indenture any direction to effect a redemption (in whole or in part) of the Purchased Securities.
Counterparty Note Restriction	Counterparty agrees that, for so long as any Transaction is outstanding under this Confirmation, it shall not at any time (1) hold any portion of the Purchased Securities or (2) transfer any portion of the Purchased Securities (other than pursuant to the provisions hereof and of the Master Repurchase Agreement).
No Substitution Rights	Seller may not substitute other Securities for the Purchased Security, unless otherwise agreed to by Purchaser in writing in its sole and absolute discretion.
Indemnity	Counterparty shall indemnify GS and each Related Party (as defined below) (each such person being referred to herein as an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees and reasonable out-of-pocket expenses of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Master Repurchase Agreement, this Confirmation or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transaction or any other transactions contemplated hereby or thereby or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the bad faith, gross negligence or willful misconduct of any Indemnitee or a breach of the Master Repurchase Agreement or this Confirmation by GS.

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Notwithstanding the foregoing, in no event shall Counterparty be liable for any indirect, consequential, incidental, exemplary or punitive damages, opportunity cost or lost profits (other than as set forth in Paragraph 11 of the Master Repurchase Agreement).

The obligations of Counterparty in this Indemnity section shall survive termination of the Transaction and any termination of the Master Repurchase Agreement.

As used herein “Related Party” means GS’s affiliates and the respective directors, officers, employees, agents and advisors of GS and GS’s affiliates.
Taxes	Each of the parties hereto intends and agrees to treat the Transaction, for United States income tax purposes, as a secured loan made by Buyer to Seller. Consistent with the Transaction being treated for U.S. federal income tax purposes as a secured loan made by Buyer to Seller, Buyer agrees to provide Seller with a Form 1099-INT (or any successor form) with respect to interest paid to Buyer and passed on to Seller pursuant to Paragraph 5 of the Master Repurchase Agreement.
Certain Voting Rights	If GS has the right to exercise any Specified Voting Right in relation to any consent, vote, direction proposal or resolution arising at any time while this Transaction is outstanding, then:

(a)     GS shall notify Counterparty thereof in writing after its receipt of notice thereof or GS otherwise becomes aware thereof;

(b)     GS shall not exercise such Specified Voting Right unless and until directed to do so by Counterparty; and

(c)     GS shall either (x) follow Counterparty’s written instructions as to the manner and timing of exercising such Specified Voting Right or (y) procure that Counterparty may exercise such Specified Voting Right directly, provided that, without prejudice to clause (b), GS shall have no obligation to take any action in relation to any direction from Counterparty with respect to the exercise of any Specified Voting Right if doing so could expose GS to liability, could violate any rule or regulation applicable to GS or any interpretation thereof (whether or not having the force of law), could cause reputational damage to GS or otherwise cause GS to otherwise incur any expenses not paid by Counterparty in a manner satisfactory to GS.

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Notwithstanding the foregoing, GS may exercise at any time and from time to time all other rights given to it as a holder of the Purchased Security as if this Transaction were not outstanding (including, without limitation, all rights to exercise remedies upon the occurrence of an event of default or an acceleration event, all rights to give or refrain from giving consents to amendments, modifications, supplements and waivers to the Security Indenture and the other documents executed and delivered thereunder or in connection therewith, all rights to consent or refrain from giving consent to changes to the assets purchased or sold by the Security Issuer, and all rights to otherwise give directions or refrain from giving directions under the Purchased Security), in each case other than the Specified Voting Rights.
Specified Voting Right	The right of a holder of the Purchased Security (in its capacity as such) to participate in the selection or removal of a general partner, managing member, member of the board of directors or trustees, investment manager, investment adviser, or commodity trading advisor of the Security Issuer (excluding the rights of a creditor to exercise remedies upon the occurrence of an event of default or an acceleration event).
Expense Reimbursement	GS agrees to reimburse Counterparty for payment of out-of-pocket costs incurred by Counterparty in connection with Additions hereunder through the Price Differential Toggle Period End Date, promptly following presentation of an invoice therefor, in an amount up to the lesser of:

(a)     the product of (1) USD 10,000; and (2) the number of Additions that occurred from the Facility Commencement Date through the Price Differential Toggle Period End Date; and

(b) USD 50,000.

9. Payment Details, Etc.
Payments to GS	In accordance with GS’s prior written instructions as set forth below or as otherwise delivered to Counterparty.
GS Payment Details	In accordance with GS’s written instructions as delivered to Counterparty.
GS Inquiries	Goldman Sachs Bank USA Facsimile: +1 212 428 4534 Email: gs-sctabs-reporting@ny.email.gs.com

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GS Notices	Goldman Sachs Bank USA
Facsimile: +1 212 428 4534
Email: gs-pfi-mo-confidential@gs.com

With a copy to:

Attention: Managing Director of PFI Desk
Address:   200 West Street, 6th Floor
                    New York, NY 10282

Attention: PFI Middle Office
Address:   200 West Street, 16th Floor
                    New York, NY 10282

All correspondence shall include the GS Reference Number:
SDBB4QT33333J6RZ9H
Payments to Counterparty	In accordance with Counterparty’s written instructions as set forth below or otherwise delivered to GS. GS shall make no payments (and have no obligation to make any payment hereunder) without having received (i) such written instructions and (ii) a fully executed facsimile copy of this Confirmation or other written acceptance of the terms hereof.
Counterparty Payment Details	In accordance with Counterparty’s written instructions as delivered to GS.
Counterparty Inquiries	In accordance with Counterparty’s written instructions as delivered to GS

(C)      Miscellaneous.

1.	Amendments, Etc. Except as otherwise expressly stated herein, this Confirmation may not be amended except in writing signed by both parties.

2.	Execution. This Confirmation may be executed in counterparts (including by facsimile or electronic transmission), each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

3.	Legal Requirements. Buyer shall not be required to purchase the Purchased Security if any such purchase shall result in any violation of applicable rules or regulations, including, but not limited to, rules applicable to new issuances of securities.

(D)      Additional Acknowledgements, Representations and Agreements:

1.	Counterparty hereby represents to and acknowledges and agrees with GS that:

(i)	It has consulted with its own tax advisors to the extent that it has deemed necessary, and it has made its own decisions regarding entering into the Facility based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by GS or any of its affiliates or agents.

(ii)	The fair value of the assets of Counterparty will exceed the debt and liabilities, subordinated, contingent and otherwise of Counterparty, and Counterparty will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

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2.	Each party acknowledges and agrees that:

(i)	Unless identified as an underwriter or arranger in an offering document relating to a Purchased Security, Underlying Asset or Unsettled Purchase Asset (each, an “Instrument”), GS and its affiliates have played no role in structuring or arranging any Instrument or in negotiating or establishing the terms of such Instrument. Whether or not GS or its affiliates are identified as an underwriter or arranger in any offering document relating to an Instrument, any and all information that may have been or is in the future provided by GS to Counterparty with respect to any Instrument is not being furnished by GS in the capacity of an underwriter or arranger in relation to the Instrument in connection with the relevant Transaction, and GS accepts no responsibility or liability therefor.

(ii)	The contents of this Confirmation and the other agreements relating to the Facility are confidential and shall not be disclosed to any third party, and neither party shall make any public announcement relating to the Facility without consent of the other party; except that disclosure of this Confirmation and the terms of the Facility is permitted (A) where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry or to comply with any applicable law, order, regulation, ruling, or disclosure requirement, including without limitation, any requirement of any regulatory body or stock exchange where the shares of such disclosing party are listed, as determined by the disclosing party in good faith following consultation with the other party hereto, (B) to officers, directors, employees, attorneys, accountants and advisors of the parties or their affiliates who are subject to a duty of confidentiality to the disclosing party or such affiliate and otherwise have a need to know such information, (C) to rating agencies and (D) where the information has otherwise become public (other than as a result of a breach of this subparagraph). Notwithstanding the foregoing or any other provision in this Confirmation or any other document, GS and Counterparty (and each employee, representative, or other agent of GS or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(iii)	As of the Facility Commencement Date and so long as either party has or may have any obligation under any Transaction, it is not and will not be an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), subject to Title I of ERISA, a “plan” (as defined in Section 4975(e) of the Code), subject to Section 4975 of the Code or an entity whose underlying assets include the assets of any such plan by reason of 29 CFR 2510.3-101, Section 3(42) of ERISA or otherwise.

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(iv)	GS and any of its affiliates may deal in any Instrument and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any issuer of or obligor on any Instrument, any affiliate thereof, any other person or entity having obligations relating to any Security Issuer or any such issuer or obligor and may act with respect to such business in the same manner as if any Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to the Security Issuer or any such issuer or obligor, regardless of whether any such action might have an adverse effect on such Security Issuer, such issuer or such obligor, the value of the related Instrument or the position of the other party to such Transaction or otherwise.

(v)	Except as otherwise expressly provided herein, each party and its affiliates and the Calculation Agent may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding any Security Issuer or any issuer of or obligor on any Instrument, or any affiliate thereof, that is or may be material in the context of such Transaction and that may or may not be publicly available or known to the other party. In addition, except as expressly provided herein, this Confirmation does not create any obligation on the part of such party and its affiliates to disclose to the other party any such relationship or information (whether or not confidential).

[remainder of page intentionally blank]

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Counterparty hereby agrees (a) to check this Confirmation (Reference No.: SDBB4QT33333J6RZ9H) carefully upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between the parties with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and returning an executed copy to PFI Middle Office, facsimile No. +1 212 428 4534.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Meera Bhutta
Name:	Meera Bhutta
Title:	Managing Director

AGREED AND ACCEPTED BY:

SOCIETY HILL FUNDING LLC

By:	/s/ Gerald F. Stahlecker
Name:	Gerald F. Stahlecker
Title:	Executive Vice President

[Master Confirmation Signature Page]

Annex A

Repurchase Transactions

Transaction Number	Security Issuer	Purchased Security	Purchase Date	Initial Purchase Price	Purchased Security Notional Amount

Effective as of __________, ____:

GOLDMAN SACHS BANK USA

By:
Name:
Title:

SOCIETY HILL FUNDING LLC

By:
Name:
Title:

29	Society Hill Funding LLC

Annex B

Form of Addition Notice

To:	Goldman Sachs Bank USA
	Facsimile:	+1 212 428 4534
	Email:	gs-sctabs-reporting@ny.email.gs.com

With a copy to:

	Attention:	Managing Director of PFI Desk
	Address:	200 West Street, 6th Floor
New York, NY 10282

	Attention:	PFI Middle Office
	Address:	200 West Street, 16th Floor
New York, NY 10282

GS Reference Number: SDBB4QT33333J6RZ9H

Date: [__________ __], 20__

Ladies and Gentlemen:

We refer to the Confirmation, dated as of June 18, 2015 and effective as of July 15, 2015 (the “Confirmation”) to the Master Repurchase Agreement (including the Annexes thereto) dated as of June 18, 2015, each as amended or replaced from time to time, between Goldman Sachs Bank USA and Society Hill Funding LLC. Terms defined therein shall have the same respective meanings herein.

This notice is an Addition Notice for the purposes of the Confirmation. For the proposed Transaction:

(i)	the proposed Purchase Date is [____________];

(ii)	the proposed Purchased Security Notional Amount is USD [____________];

(iii)	the Security Issuer is Security Issuer Germantown Funding LLC; and

(iv)	the Purchased Security is: Germantown Funding LLC Floating Rate Note due October 15, 2027, CUSIP No. 374050 AA0.

Yours faithfully,

SOCIETY HILL FUNDING LLC

By:
Name:
Title:

Annex II 1	Society Hill Funding LLC